SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

OGLEBAY NORTON COMPANY
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROXY STATEMENT DATED MARCH 11, 2002

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 24, 2002

        You are cordially invited to attend the Annual Meeting of Shareholders of Oglebay Norton Company. The Annual Meeting will be held at The Forum Conference and Education Center, 1375 East Ninth Street, Cleveland, Ohio, on Wednesday, April 24, 2002, at 10:00 a.m., Cleveland, Ohio time. At the Annual Meeting, we will ask you to:

•	elect nine Directors for a one year term expiring in 2003;

•	approve the 2002 Stock Option Plan; and

•	hear reports and transact any other business that may properly come before the Annual Meeting.

        The Board of Directors fixed the close of business on March 6, 2002 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting, or at any postponement or adjournment of the Annual Meeting. Shareholders of record may vote their shares by using the Internet or the telephone or by marking their votes on the enclosed proxy card, signing and dating it and mailing it in the enclosed envelope. Instructions for voting by using the Internet or the telephone are set forth on the enclosed proxy card.

        Oglebay Norton’s Proxy Statement is attached to this Notice. We are also mailing our Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2001 to you with this Notice.

        The Board of Directors recommends a vote for each of the nine Directors listed on pages 3 and 4 of this Proxy Statement, and the Board of Directors believes that it is in the best interest of the shareholders to approve the 2002 Stock Option Plan and unanimously recommends that you vote for the proposal to approve such plan.

YOUR VOTE IS IMPORTANT

Please vote by using the Internet or the telephone or by signing and dating your proxy card and returning it in the enclosed envelope.

By Order of the
Board of Directors

ROCHELLE F. WALK
Vice President and Secretary

March 11, 2002

This Proxy Statement is first being mailed to shareholders on or about March 15, 2002.

OGLEBAY NORTON COMPANY
1100 Superior Avenue
Cleveland, Ohio 44114-2598
(216) 861-3300

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 24, 2002

        Oglebay Norton is providing this Proxy Statement to you in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on April 24, 2002, and at any postponement or adjournment of the Annual Meeting. We anticipate that the mailing of this Proxy Statement and accompanying form of proxy to shareholders will begin on or about March 15, 2002. The date of this Proxy Statement is March 11, 2002.

Purpose of the Annual Meeting

        The purpose of the Annual Meeting is to consider two proposals:

1.
Proposal 1—To elect nine Directors to the Board of Directors for a term of one year expiring in 2003. The nominees for Directors, with information about each of them, are set forth below under the heading “Proposal 1—Election of Directors.”

2.
Proposal 2—To approve the 2002 Stock Option Plan. A description of the proposal to approve the 2002 Stock Option Plan is set forth below under the heading “Proposal 2—Approval of the 2002 Stock Option Plan.”

        Additionally, at the Annual Meeting shareholders will hear reports and transact any other business that may properly come before the Annual Meeting, including any adjournment or postponement of the meeting.

Voting Rights and Proxy Information

        Record Date; Quorum; Required Vote.    The Board of Directors of Oglebay Norton fixed the close of business on March 6, 2002 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. As of March 6, 2002, 4,971,465 common shares of Oglebay Norton were outstanding. The percentage of outstanding common shares of Oglebay Norton held by its Directors and executive officers and entitled to vote at the Annual Meeting is included below under the heading “Beneficial Ownership of Oglebay Norton Common Shares.” Each common share of Oglebay Norton is entitled to one vote.

        A majority of the common shares of Oglebay Norton issued and outstanding and entitled to vote must be represented in person or by proxy at the Annual Meeting for a quorum to be present for purposes of transacting business. All matters that may properly come before the Annual Meeting, including the election of Directors, require the favorable vote of a majority of the outstanding shares of Oglebay Norton present in person or by proxy at the meeting. Abstentions and broker non-votes (shares held by brokers in street name that are not entitled to vote at the meeting due to the absence of specific instructions) are counted in determining votes present at the meeting. An abstention or broker non-vote has the same effect as a vote against a Director nominee or a proposal because each abstention or broker non-vote is one less vote for a Director nominee or in favor of a proposal.

        Cumulative Voting.    In the election of Oglebay Norton’s Directors, you may cumulate your votes. Cumulative voting allows you to cast a number of votes equal to the number of Directors to be elected multiplied by the number of votes to which your shares are entitled. You may cast all of your votes for one nominee or distribute your votes among two or more nominees. Cumulative voting is permitted only if a shareholder gives notice in writing to the President, a Vice President or the Secretary of Oglebay Norton at least 48 hours in advance of an Annual Meeting and an announcement is made at the beginning of the meeting by the President, Secretary or the shareholder who gave the notice. No shareholder has advised Oglebay Norton that such shareholder intends to cumulate votes at the Annual Meeting.

        Proxies.    All common shares of Oglebay Norton represented at the Annual Meeting by properly executed proxies will be voted in accordance with the instructions on the proxies. If no instructions are given, proxies will be voted FOR the election as Directors of the nominees listed under the heading “Proposal 1—Election of Directors.” If cumulative voting is in effect, shares represented by each properly signed proxy card will be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card. However, the persons named in the proxy card will not vote any shares cumulatively for nominees for whom authority to vote was withheld. Proxies without instructions will also be voted FOR the approval of the 2002 Stock Option Plan. Oglebay Norton has no knowledge of any other matters to be presented at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named on the proxies will vote on these matters in accordance with their best judgment.

        If you give a proxy pursuant to this solicitation, you may revoke the proxy at any time before it is voted. You may revoke your proxy by:

•	delivering a written notice of revocation dated later than the proxy to the Secretary of Oglebay Norton (at the address included on page 1 of this Proxy Statement);

•	properly executing another proxy for the same shares and delivering it to the Secretary of Oglebay Norton; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke your proxy).

        Oglebay Norton will pay the cost of preparing and mailing its proxy materials to the shareholders of Oglebay Norton in connection with the Annual Meeting. Oglebay Norton will also pay for the cost of soliciting proxies, including a fee of approximately $6,500 payable to Georgeson & Company Inc.

PROPOSAL 1

ELECTION OF DIRECTORS

        Oglebay Norton’s Board of Directors currently has nine members. Pursuant to the Board of Director’s authority under Oglebay Norton’s Articles of Incorporation, the Board increased the number of members of the Board from eight to nine in December 2001 and elected Michael D. Lundin to serve as a Director until the Annual Meeting or his earlier resignation. The Board is not classified, and each Director elected at the Annual Meeting will serve a one year term, expiring at the Annual Meeting in 2003 and until a successor is elected. The biographies of each of the Directors standing for election are included below. The Board of Directors of Oglebay Norton recommends a vote FOR each of Malvin E. Bank, William G. Bares, James T. Bartlett, Albert C. Bersticker, John N. Lauer, Madeleine W. Ludlow, Michael D. Lundin, William G. Pryor and John D. Weil as Directors whose term in office will expire in 2003.

Nominees for Term Expiring in 2003

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since
Malvin E. Bank	71	Vice Chairman, Metropolitan Bank & Trust Company and Metropolitan Financial Corp., General Counsel, The Cleveland Foundation. Previously, a Partner with Thompson Hine LLP for more than five years.	1977

William G. Bares	60	Chairman of the Board, President and Chief Executive Officer, since April 1996, President and Chief Executive Officer, from January 1996 to April 1996, and President and Chief Operating Officer, from 1987 to 1995, of The Lubrizol Corporation, Cleveland, Ohio, a high performance fluid technologies company. Mr. Bares also serves on the Boards of Directors of Applied Industrial Technologies, Inc. and KeyCorp.	1982

James T. Bartlett	65	Managing Director, Primus Venture Partners, Inc., Cleveland, Ohio, and fund manager for Primus Capital Fund and Primus Capital Funds II, III, IV and V, venture capital limited partnerships, for more than five years. Mr. Bartlett is a director of Keithley Instruments, Inc. and Lamson & Sessions, is President of the Board of Trustees of the Cleveland Museum of Art and is a trustee of Berea College.	1996

Albert C. Bersticker	67	Retired since May 1, 1999, Chairman of the Board, from January 1, 1999 until May 1, 1999, Chairman and Chief Executive Officer, from January 1, 1996 to December 31, 1998, and President and Chief Executive Officer, from May 1991 to December 1995, of Ferro Corporation, a producer of specialty coatings, plastics, chemicals and ceramics. Mr. Bersticker also serves on the Boards of Directors of Brush Engineered Materials and KeyCorp and is Treasurer and on the Board of Trustees of St. Johns Medical Center in Jackson, Wyoming.	1992

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since
John N. Lauer	63	Chief Executive Officer and Director of Oglebay Norton since January 1, 1998 and Chairman of the Board since July, 1998, President of Oglebay Norton from January 1, 1998 to November 1, 2001, retired private investor and Ph.D. student, 1994 to December 1997, President and Chief Operating Officer, The B.F. Goodrich Company, a chemical and aerospace company, from 1990 to 1994. Mr. Lauer also serves on the Boards of Directors of Diebold, Incorporated and Menasha Corporation.	1998

Madeleine W. Ludlow	47	President and Chief Executive Officer since April
2001, President from January 2001 to April 2001,
and Senior Vice President and Chief Financial
Officer from July 2000 to January 2001, Cadence
Network, Inc., a privately held company, Vice
President and Chief Financial Officer, February 1999
to July 2000 of Cinergy Corporation, an electric and
gas utility company, President, Energy Commodities
Business Unit, April 1998 to February 1999, and
Vice President and Chief Financial Officer, from
April 1997 to April 1998, of Cinergy Corporation.
Ms. Ludlow was Vice President of the Public
		Service Enterprise Group from 1992 to 1997.	1999

Michael D. Lundin	42	President and Chief Operating Officer of Oglebay Norton since November 1, 2001, Vice President of Michigan Operations and President of Michigan Limestone Operations, Inc. from April 2000 through October 2001, and President of Michigan Limestone Operations Limited Partnership for more than five years and up until the partnership was acquired by Oglebay Norton.	2001

William G. Pryor	62	President, since April 1993, of Van Dorn Demag Corporation, a manufacturer of plastic injection molding equipment, President and Chief Executive Officer of Van Dorn Corporation (predecessor to Van Dorn Demag Corporation), from January 1, 1992 to April 20, 1993.	1997

John D. Weil	61	President of Clayton Management Co., St. Louis, Missouri, for more than five years. Mr. Weil also serves on the Boards of Directors of PICO Holdings Inc., Todd Shipyards Corporation, Allied Healthcare Products, Inc. and Baldwin & Lyons, Inc.	1992

Board and Committee Attendance

        The Board met 6 times during 2001. Each Director attended at least 75% of all of the 2001 meetings of the Board and of those committees on which such Director served.

Structure/Committees of the Board

        The Board of Directors establishes broad corporate policies and oversees the overall performance of Oglebay Norton. However, it is not involved in day-to-day operations. Directors are kept informed of Oglebay Norton’s business through discussions with the Chief Executive Officer, President and other officers, by reviewing quarterly analyses and reports, and by participating in Board and committee meetings.

        In 1999, the Board designated a non-employee “Lead Director” to act as the Director liaison between the Board and Oglebay Norton management. The Board named Mr. Bersticker as initial Lead Director to serve until his successor is designated or appointed by the Compensation, Organization and Governance Committee. Mr. Bersticker continues to serve in that role at this time.

        The Board has three committees. Each committee is described below.

        Executive Committee.    The current members of the Executive Committee are Messrs. Weil (Chairman), Bares, Bartlett, Bersticker and Lauer. The Executive Committee may exercise all of the authority of the Board of Directors subject to specific resolutions of the Board and provisions of Ohio law. The Executive Committee meets only if a meeting is called by its Chairman. The Executive Committee did not meet during 2001.

        Audit and Compliance Committee.    The current members of the Audit and Compliance Committee are Mr. Bartlett (Chairman), Ms. Ludlow, and Messrs. Bank, Bersticker and Pryor. Effective as of May 23, 2000, the committee adopted a written charter, and the Board of Directors has adopted that charter. On February 26, 2002, the Audit and Compliance Committee amended and restated the charter, and a copy of the amended charter is attached as Appendix A. The purpose of the Audit and Compliance Committee is to investigate matters, make recommendations and take such actions as may be necessary or appropriate regarding the audit of financial results, good business practices and procedures, legal compliance and other matters concerning the financial health of Oglebay Norton. The Audit and Compliance Committee met 3 times during 2001.

        Compensation, Organization and Governance Committee.    The Compensation, Organization and Governance Committee is comprised solely of independent Directors, and no member of Oglebay Norton management is a member of the committee. The current members of the Compensation, Organization and Governance Committee are Mr. Bersticker (Chairman), Ms. Ludlow, and Messrs. Bank, Bares, Bartlett, Pryor and Weil. The purpose of the Compensation, Organization and Governance Committee is to investigate and evaluate matters, make recommendations and take such actions as may be necessary or appropriate regarding Oglebay Norton management succession, the performance of the chief executive officer, Board effectiveness and governance, executive compensation and organizational structure.

        The Compensation, Organization and Governance Committee will consider nominees for the Board of Directors submitted by shareholders. Recommendations by shareholders should include the following information:

•	the nominee’s name, age and business and residence addresses;

•	the nominee’s principal occupation and qualifications to serve as a director;

•	a list of companies of which the nominee is an officer or director;

•	a statement on whether the nominee is a United States citizen;

•	the number of common shares of Oglebay Norton owned by the nominee;

•	the name of the recommending shareholder; and

•	the nominee’s written consent to be nominated.

Nominations should be mailed to: Chairman, Compensation, Organization and Governance Committee, c/o Rochelle F. Walk, Vice President and Secretary, Oglebay Norton Company, 1100 Superior Avenue, Cleveland, Ohio 44114-2598.

        The Compensation, Organization and Governance Committee met 5 times in 2001.

Report of Audit and Compliance Committee

        The Audit and Compliance Committee oversees Oglebay Norton’s financial reporting process as well as ethical and legal conduct on behalf of the Board of Directors. In performing its functions, the committee acts in an oversight capacity and relies on the work and assurances of Oglebay Norton’s management and independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, as well as setting and implementing policy and training with respect to ethical and legal conduct. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and met with management and reviewed management reports with respect to ethical and legal conduct. The committee reviewed with Oglebay Norton’s counsel the legal and regulatory matters that may have a material impact on the financial statements. The members of the committee are independent, as that term is defined under Rule 4200 of the National Association of Securities Dealers’ listing standards.

        The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Oglebay Norton’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards as set forth in the Codification of Statements on Auditing Standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and Oglebay Norton including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

        The committee discussed with Oglebay Norton’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Oglebay Norton’s internal controls and the overall quality of Oglebay Norton’s financial reporting. The committee met 3 times in 2001.

        The committee recommended to the Board of Directors the engagement of Ernst & Young LLP as Oglebay Norton’s independent auditors for 2002 and reviewed the experience and qualifications of the key partners and managers. The committee also discussed with Ernst & Young LLP the quality of Oglebay Norton’s financial and accounting personnel.

        The committee reviewed its charter and approved changes to the charter. A copy of the amended charter is attached to this proxy statement as Appendix A.

        Fees paid or accrued by Oglebay Norton for audit and other services provided by Ernst & Young LLP for the year ended December 31, 2001 were as follows:

Annual Audit Fees
Fees for the audit of Oglebay Norton’s financial statements for fiscal year 2001 totaled $348,500.

Financial Information Systems Design and Implementation Fees
No fees were paid by Oglebay Norton in fiscal year 2001 with respect to the above captioned services.

All Other Fees

All other fees paid by Oglebay Norton in fiscal year 2001 totaled $236,000, including audit related services of $102,700 and non-audit services of $133,300. Audit related services generally include fees for employee benefit plan audits, business acquisitions, accounting consultations and registrations statements filed with the Securities and Exchange Commission.

        The provision of these services by the independent auditors in 2001 were compatible with maintaining the auditors’ independence.

        In reliance on the reviews and discussions referred to above, the committee recommended on February 26, 2002 to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

AUDIT AND
COMPLIANCE COMMITTEE

James T. Bartlett, Chair
Malvin E. Bank
Albert C. Bersticker
Madeleine W. Ludlow
William G. Pryor

February 26, 2002

Compensation of Directors

        Directors who are not employees of Oglebay Norton receive a fee of $12,000 per year and $900 for each Board and committee meeting attended, except for committee chairs who receive $1,200 for each committee meeting they chair. Non-employee Directors also receive an annual award of 800 common shares of Oglebay Norton under the Director Stock Plan, except for the Lead Director who receives 1,100 shares annually. Directors are reimbursed for expenses they incur in attending Board and committee meetings.

        In 1998, the stockholders approved the Oglebay Norton Company Director Fee Deferral Plan, which permits Directors to defer all or part of the cash portion of their compensation into:

•	share units based upon the market price of Oglebay Norton’s common shares at the date on which the cash computation otherwise would have been paid; or

•	an account as deferred cash which is credited with a market rate of interest.

Amounts deferred into share units receive a 25% matching credit by Oglebay Norton, but amounts deferred as cash do not receive any matching credit.

        Beginning in 2002, Directors may defer part or all of their annual award of common shares under the Director Stock Plan on the same terms as for deferrals under the Director Fee Deferral Plan.

Director Agreements

        Oglebay Norton has entered into a standstill agreement with John D. Weil. The agreement limits to 15% the percentage of Oglebay Norton’s common shares which Mr. Weil and his affiliates may own. Mr. Weil is not required to dispose of any shares if his ownership percentage increases due solely to repurchases by Oglebay Norton of its common shares. If Mr. Weil desires to increase his holdings beyond 15%, he must first obtain the consent of a majority of Oglebay Norton’s Board.

        The standstill agreement also limits the rights of Mr. Weil and his affiliates to sell common shares of Oglebay Norton and prohibits him from voting shares or participating in a proxy contest against the recommendations of Oglebay Norton’s Board. Pursuant to the standstill agreement, the Board nominated Mr. Weil for election as a Director at the 1992, 1995, 1998 and 2001 Annual Meetings.

PROPOSAL 2

APPROVAL OF THE 2002 STOCK OPTION PLAN

        The Compensation, Organization and Governance Committee (the “Committee”) approved the 2002 Stock Option Plan (the “2002 Plan”) to enable Oglebay Norton to attract and retain key members of management, provide incentives and reward performance and ensure that the interests of key members of management are aligned with the shareholders’ interests. To achieve these purposes, the Committee desires to grant stock options to key members of management through the 2002 Plan. The 2002 Plan enables Oglebay Norton to continue to have shares available for granting for these purposes, as such shares are no longer available under an alternative plan.

        The complete text of the 2002 Plan is attached as Appendix B to this Proxy Statement. The following summary of the 2002 Plan does not purport to be complete and is qualified in its entirety by reference to Appendix B.

        Eligible Persons.    All key members of management of Oglebay Norton or any of its subsidiaries, approximately 50 persons, will be eligible to receive awards.

        Administration.    The 2002 Plan will be administered by the Committee or by any other person or persons to whom the Committee delegates its authority. The Committee will, subject to the terms of the 2002 Plan, have the authority to:

•	select the eligible members of management who will receive awards,

•	determine the number and types of awards to be granted,

•	determine the terms, conditions, vesting periods and restrictions applicable to the awards,

•	prescribe the forms of any notices, agreements or other instruments relating to the awards,

•	grant the awards,

•	adopt, alter and repeal rules governing the 2002 Plan,

•	interpret the terms and provisions of the 2002 Plan and any awards granted thereunder and

•	otherwise supervise the administration of the 2002 Plan.

        All decisions by the Committee will be made with the approval of not less than a majority of its members.

        Number of Shares Available under the 2002 Plan.    The maximum number of common shares of Oglebay Norton subject to awards granted under the 2002 Plan is 500,000 shares, with no more than 125,000 shares to be awarded in any single year.

        In the event of any change in the shares by reason of a merger, consolidation, reorganization, recapitalization or similar transaction, or in the event of a stock dividend, stock split, distribution to shareholders (other than normal cash dividends) or rights offering or similar sale of shares for less than their fair market value at the time of sale, the Committee will adjust the number and class of shares that may be issued to any participant under the 2002 Plan, the number and class of shares subject to outstanding awards, the exercise price applicable to outstanding awards and any value determinations applicable to outstanding awards.

        Types and Terms of Awards.    The 2002 Plan provides for the grant of stock options—a right to purchase a specified number of shares, during a specified period, and at a specified exercise price, all as determined by the Committee. The stock options granted may be incentive stock options, which are stock options that meet the requirements for qualification under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options which are stock options that do not qualify as incentive stock options.

        The exercise price of a stock option will be at or above the closing price of the common shares of Oglebay Norton on the date of grant. The market value of one common share of Oglebay Norton at the close of business on March 6, 2002 was $12.54. Stock options will be exercisable for a period not to exceed ten years from the date of grant. The Committee will determine when the right to exercise stock options shall vest for each participant granted an award. All other terms, conditions and restrictions with respect to each award shall be determined by the Committee. The exercise price of a stock option (other than an incentive stock option) will be payable in cash, by the transfer of shares, by the surrender of all or part of an award or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an incentive stock option will be payable in cash, by the transfer of shares or by a combination of these methods, as and to the extent permitted by the Committee, but will not be payable by the surrender of all or part of an award. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the 2002 Plan, including loans by Oglebay Norton. The specific options to be granted under the 2002 Plan are not determinable as of the date of this Proxy Statement.

        Termination of Employment and Awards under Certain Conditions.    If the employment of a participant in the 2002 Plan terminates for any reason, all unexercised awards may be exercisable or paid only in accordance with the terms and conditions established by the Committee. The Committee may cancel any unexpired award at any time if the participant is not in compliance with all applicable provisions of the 2002 Plan or with the terms or conditions of the award or if the participant, without the prior written consent of Oglebay Norton, engages in any of the following activities: (1) renders services to an organization, or engages in a business, that is, in the judgment of the Committee, in competition with Oglebay Norton or (2) discloses to anyone outside of Oglebay Norton, or uses for any purpose other than Oglebay Norton’s business, any confidential information or material relating to Oglebay Norton, whether acquired by the participant during or after employment with Oglebay Norton.

        Change in Control or Acquisition of Oglebay Norton.    In the event of a change in control of Oglebay Norton, unless otherwise determined by the Committee, all stock options then outstanding will become fully exercisable as of the date of the change in control.

        With respect to any award, in the event of an acquisition of Oglebay Norton in which the holders of shares receive other securities or cash in exchange for their shares, the Committee may, in its discretion, arrange for the grant by the acquirer of substitute awards that entitle participants to receive, in lieu of the shares they otherwise would be entitled to receive, the securities or cash for which the shares would have been exchanged in the acquisition. If an exercise price is payable with respect to the award, the Committee may, in its discretion and in lieu of requiring the payment of the exercise price, provide for a reduction in the value of the securities otherwise payable to the participants by the amount of the exercise price.

        Amendment of 2002 Plan or Outstanding Awards.    The Committee may amend or suspend the 2002 Plan at any time. The Committee may amend the terms of any award, prospectively or retroactively, but no such amendment may, except as provided in the preceding paragraph, impair the rights of any participant without his or her consent. The Committee may, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any award.

        Effective Date and Termination.    Pending approval of the 2002 Plan by Oglebay Norton’s shareholders, the 2002 Plan will become effective on the date on which a registration statement registering the shares under the 2002 Plan is effective. The 2002 Plan will continue in effect until it is terminated by the Committee. No incentive stock options may be granted under the 2002 Plan after December 12, 2011.

        Certain Federal Income Tax Consequences.    A brief description of the tax consequences of awards under the 2002 Plan follows. This description is based on federal income tax laws currently in effect and does not purport to be complete.

        The grant of a non-qualified stock option will have no tax effect on Oglebay Norton or the participant to whom it is granted. The exercise of a non-qualified stock option will result in ordinary income to the participant in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price (except that, if the participant is subject to certain restrictions imposed by the securities laws, the measurement date will be deferred, unless the participant makes a special tax election within thirty days after the date of exercise). The participant’s tax basis in the shares will be equal to the aggregate exercise price paid by the participant plus the amount of ordinary income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any gain or loss recognized by the participant will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year after the date of exercise (or later measurement date). At the time of the recognition of ordinary income by the participant with respect to the exercise of a non-qualified stock option, Oglebay Norton will normally be entitled to a deduction in an amount equal to the amount of the recognized income, provided Oglebay Norton reports such income on IRS Form W-2 or 1099 in respect of the exercise.

        If the participant surrenders shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares surrendered, and the participant will be treated as receiving an equivalent number of shares upon exercise of the option in a nontaxable exchange for the surrendered shares. The basis of the shares surrendered will be treated as the substituted basis for the equivalent number of shares received upon exercise of the option, and the holding period of that equivalent number of shares will be treated as including the holding period of the surrendered shares. The participant’s basis in the additional shares received upon exercise of the option will be equal to the amount included in the participant’s income upon exercise of the option, and the holding period for the additional shares will begin with the date on which that amount is included in the participant’s income.

        If shares are withheld upon exercise of a non-qualified stock option in payment of part or all of the exercise price under the option, or in payment of tax withholding, the transaction generally will be treated as if the withheld shares had been sold for an amount equal to their fair market value after exercise of the option.

        The grant of an incentive stock option will not result in income to the participant or in a deduction for Oglebay Norton at the time of the grant. Generally, the exercise of an incentive stock option will not result in income for the participant if the participant does not dispose of the shares within two years after the date of the grant or within one year after the date of exercise. If these two holding periods are met, the participant’s tax basis in the shares will be equal to the aggregate exercise price paid by the participant, any gain or loss recognized by the participant upon a later disposition will be long-term capital gain or loss, and Oglebay Norton will not be entitled to any deduction with respect to the option. The excess of the fair market value of the shares on the date of exercise over the exercise price is an adjustment to regular taxable income in determining the participant’s alternative minimum taxable income, which could cause the participant to be subject to the alternative minimum tax, and the same amount is added to the basis of the shares for purposes of the alternative minimum tax.

        For the foregoing tax treatment to apply to the exercise of an incentive stock option, the participant generally must be an employee of Oglebay Norton or a subsidiary from the date the option is granted through a date within three months before the date of exercise (one year in the case of a participant who is disabled). In the case of a participant who dies, the time limit for exercising an incentive stock option after termination of employment and the two holding periods described above are waived.

        If the participant disposes of the shares before either of the two holding periods described above (a “Disqualifying Disposition”), the participant will recognize ordinary income, and Oglebay Norton will normally be entitled to a deduction, in amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price or (2) the excess of the amount realized on the disposition over the exercise price. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the shares on the date of exercise, the excess will be treated as long-term or short-term capital gain, depending on the participant’s holding period for the shares.

        If the participant surrenders shares in payment of part or all of the exercise price of an incentive stock option, no gain or loss will be recognized with respect to the shares surrendered, and the participant will be treated as receiving an equivalent number of shares upon exercise of the option in a nontaxable exchange for the surrendered shares (except that this treatment will not apply if the surrendered shares had been acquired by the participant upon the exercise of an incentive stock option and either of the two holding periods described above has not been satisfied with respect to the surrendered shares). The basis of the surrendered shares will be treated as the substituted basis for the equivalent number of shares received upon exercise of the option. The additional shares received upon exercise of the option will have a basis equal to the sum of (1) any additional exercise price paid by the participant on the exercise of the option and (2) the gain recognized by the participant, if any, upon the exercise of the option. If the surrendered shares had been acquired by the participant upon the exercise of an incentive stock option and the two holding periods had not yet both been satisfied, the exchange would be treated as a Disqualifying Disposition of the surrendered shares.

        Vote Required.    Approval of the 2002 Plan will require the favorable vote of a majority of the outstanding common shares of Oglebay Norton represented in person or by proxy at the Annual Meeting.

        The Board of Directors recommends a vote FOR the approval of the 2002 Plan.

BENEFICIAL OWNERSHIP OF OGLEBAY NORTON COMMON STOCK

        The table below shows the number and percent of the outstanding shares of Oglebay Norton’s common stock beneficially owned on February 28, 2002 by each Director of Oglebay Norton, each executive officer named in the Summary Compensation Table included below and all Directors and executive officers as a group.

Name of Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares
John D. Weil 200 North Broadway, Suite 825 St. Louis, Missouri 63102-2573	709,876	(2)(3)	14.2%
John N. Lauer 1100 Superior Avenue, 21st Floor Cleveland, Ohio 44114-2598	442,618	(4)	8.9%
Malvin E. Bank 3900 Key Center 127 Public Square Cleveland, Ohio 44114	310,562	(3)(5)	6.2%
William G. Bares	8,812	(3)	*
James T. Bartlett	43,015	(3)	*
Albert C. Bersticker	9,893	(3)	*
Madeleine W. Ludlow	7,457	(3)	*
William G. Pryor	8,255	(3)	*
Jeffrey S. Gray	13,400	(4)(6)(8)	*
David H. Kelsey	17,629	(4)(6)(8)	*
Stuart H. Theis	16,681	(4)(6)(7)(8)	*
Danny R. Shepherd	14,141	(4)(6)(8)	*
Michael D. Lundin	12,682	(4)(6)	*
Kenneth P. Pavlich	34,301	(4)(6)	*
Directors, nominees and executive officers as a group, including those listed above (17 persons)	1,662,685	(3)(4)(6)	33.4%

*	Represents less than 1% of the outstanding common shares of Oglebay Norton February 28, 2002.
(1)
Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse and/or a child of the individual.

(2)	Mr. Weil has shared voting and dispositive power as to 686,000 shares.
(3)
Includes share units calculated as of February 28, 2002 which each individual is entitled to pursuant to Oglebay Norton’s Director Fee Deferral Plan: Bank—2,965 shares; Bares—5,012 shares; Bartlett—6,015 shares; Bersticker—5,993 shares; Ludlow—3,257 shares; Pryor—5,455 shares; and Weil—5,376 shares. Also includes 1,100 shares to be issued to Mr. Bersticker as Lead Director, and, with respect to each other individual, 800 shares to be issued, at the Annual Meeting pursuant to Oglebay Norton’s Director Stock Plan.

(4)
Includes options which are or within 60 days will become exercisable: Lauer—380,174 shares; Shepherd—8,250 shares; Theis—10,675 shares; Gray—10,625 shares; Lundin—3,875 shares; and Pavlich—5,000 shares.

(5)
Mr. Bank’s shares include 301,647 shares held in various trusts, for which he and Key Trust Company of Ohio, N.A. are co-trustees. As a trustee, Mr. Bank has sole voting and dispositive power as to 201,836 shares and shared voting and dispositive power (with Key Trust) as to 99,811 shares.

(6)
Includes the following numbers of shares, rounded to the nearest whole share, beneficially owned as of January 1, 2002 under Oglebay Norton’s Incentive Savings and Stock Ownership Plan by the following executive officers: Shepherd—2,449 shares; Kelsey—929 shares; Theis—3,982 shares; Gray—1,467 shares; Lundin—1,157 shares; Pavlich—3,001 shares; and executive officers as a group—15,052 shares.

(7)
Includes 1,624 share units payable to Mr. Theis as of January 1, 2002, under the former Oglebay Norton long-term incentive plan which share units are payable in common shares of Oglebay Norton upon Mr. Theis’ retirement, death or termination of employment or a change in control of Oglebay Norton (each as defined under the former long-term incentive plan).

(8)	The named individual is no longer an officer of Oglebay Norton and no longer reports changes in beneficial ownership of Oglebay Norton shares to Oglebay Norton.

        The table below shows information with respect to all persons who, as of March 6, 2002, were known by Oglebay Norton to beneficially own more than five percent of the outstanding common shares of Oglebay Norton, other than Messrs. Weil, Lauer and Bank whose beneficial ownership of common shares of Oglebay Norton is shown above.

Name of Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Key Trust Company of Ohio, N.A., as Trustee	1,006,046	(1)	20.25%
127 Public Square Cleveland, Ohio 44114

Douglas N. Barr	289,040	(2)	5.82%
3900 Key Center 127 Public Square Cleveland, Ohio 44114-1216

Robert I. Gale, III	285,260	(3)	5.75%
17301 St. Clair Avenue Cleveland, Ohio 44110

Dimensional Fund Advisors Inc.	314,156	(4)	6.32%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401

(1)
As of February 12, 2002, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, Key Trust Company of Ohio, N.A. has sole voting power as to 717,281 shares and shared voting power as to 288,765 shares. Key Trust also has sole dispositive power as to 427,490 shares and shared dispositive power as to 258,380 shares. Based upon information available to Oglebay Norton, Key Trust Company of Ohio, N.A.’s 1,006,046 total shares include 336,335 shares held as trustee for Oglebay Norton’s employee pension plan and more than 301,647 shares held as co-trustee with Mr. Bank.

(2)
As of May 2, 1997, based upon information contained in a Schedule 13D filed with the Securities and Exchange Commission, Mr. Barr has sole voting and dispositive power as to 400 of these shares. Mr. Barr, as a trustee, has shared voting and dispositive power as to 57,200 of these shares and, together with Mr. Robert I. Gale III, shared voting and dispositive power as to 230,440 of these shares.

(3)
As of May 2, 1997, based upon information contained in a Schedule 13D filed with the Securities and Exchange Commission, Mr. Gale has sole voting and dispositive power as to 54,820 shares, 4,198 shares of which he owns individually and 50,622 shares of which he holds as trustee. Together with Mr. Douglas N. Barr, Mr. Gale shares voting and dispositive power as to 230,440 of these shares.

(4)
As of January 30, 2001, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. has sole voting and dispositive power as to all of the shares it holds.

PERFORMANCE GRAPH

        The graph below compares the five year cumulative return from investing $100 on December 31, 1996 in each of Oglebay Norton common shares, the Russell 2000 Value Index and the Value Line Cement and Aggregates Index. All indices were calculated by Value Line, an independent third-party in the business of publishing information for investors.

OGLEBAY NORTON CO
Russell 2000 Value
Cement & Aggregates
300.00
250.00
200.00
150.00
100.00
50.00
1996
1997
1998
1999
2000
2001

	1996	1997	1998	1999	2000	2001
OGLEBAY NORTON COMPANY	$100.00	$193.05	$119.39	$118.97	$100.36	$ 81.93
Russell 2000 Value	$100.00	$131.78	$123.28	$121.44	$149.17	$170.10
Cement & Aggregates	$100.00	$169.28	$186.16	$187.17	$196.18	$253.40

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Compensation, Organization and Governance Committee on Executive Compensation

        Oglebay Norton’s Board of Directors has delegated to its Compensation, Organization and Governance Committee general responsibility for executive compensation matters, including responsibility for executive compensation actions to be taken by a committee of “outside directors,” as defined in the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code, and “non-employee directors,” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934. None of the Compensation, Organization and Compensation Committee members is a former or current officer or employee of Oglebay Norton or any of its subsidiaries.

        On December 17, 1997, Oglebay Norton entered into an Employment Agreement with Mr. John N. Lauer pursuant to which Mr. Lauer became President and Chief Executive Officer of Oglebay Norton effective January 1, 1998. The Compensation, Organization and Governance Committee negotiated the terms of the agreement on behalf of Oglebay Norton. The compensation arrangements in the Employment Agreement tie Mr. Lauer’s compensation directly to the performance of Oglebay Norton over the term of Mr. Lauer’s employment. In particular, his compensation is tied to the price of Oglebay Norton’s common shares. Oglebay Norton will not pay Mr. Lauer a salary during his tenure with Oglebay Norton. Instead, the primary elements of his compensation under the Employment Agreement are:

•	a grant of 25,744 restricted common shares of Oglebay Norton;

•	a grant of a “performance option” to purchase 380,174 additional common shares of Oglebay Norton; and

•	an annual bonus of up to $200,000 per year based upon the performance of Oglebay Norton during the year. For the calendar year 1999, the Board determined to increase the annual bonus cap to $250,000.

        In 2001, the Compensation, Organization and Governance Committee authorized an additional one-time grant to Mr. Lauer of 25,000 restricted common shares on either, at the option of Mr. Lauer, December 31, 2002 or January 1, 2003. Mr. Lauer agreed to remain employed as Chairman and Chief Executive Officer of Oglebay Norton until 2003.

        The Compensation, Organization and Governance Committee determined that these compensation arrangements are appropriate because the ultimate compensation package provided to Mr. Lauer depends in large part upon the ultimate value achieved by Oglebay Norton under Mr. Lauer’s management. The Compensation, Organization and Compensation Committee believes that the direct, largely stock-based relationship between performance and reward is in the best interests of Oglebay Norton and its shareholders. The terms of Mr. Lauer’s Employment Agreement are discussed more fully below under the heading “Officer Agreements—Employment Agreement with Mr. John N. Lauer.” The remainder of this report describes the compensation of executive officers other than Mr. Lauer.

        The Compensation, Organization and Governance Committee seeks to compensate executive officers based upon their contributions to Oglebay Norton’s success, and specifically to reward officers who make significant contributions to Oglebay Norton’s short-term and long-term profitability. In 2001, the annual compensation packages of executive officers were comprised of an annual salary, an annual bonus and options to acquire common shares.

        Annual Salary.    The annual salaries of executive officers for 2001 were set by the Compensation, Organization and Governance Committee after consideration of Oglebay Norton’s financial performance and prospects, each executive officer’s contribution to Oglebay Norton’s performance in 2000, and the level of salaries paid to executives in comparable positions with companies whose sales and revenues are similar to those of Oglebay Norton.

        Bonuses.    Executive officers were eligible to receive cash bonuses with respect to 2001 under Oglebay Norton’s Annual Incentive Plan (the “Plan”) pursuant to which the Compensation, Organization and Governance Committee established corporate, business unit and individual performance goals for the year. The corporate performance measure for 2001 under the Plan was a combination of EBITDA (earnings before interest, taxes, depreciation and amortization) and operating earnings per share. The amount of the incentive award under the Plan, if any, to each participant is based on the participant’s target award level and achievement of financial measures.

        Target awards are determined with reference to the participant’s base salary and range from 5% to 40% of base salary. Nominal awards in 2001 were capped at 250%. Based upon the extent to which the relevant goals were met during 2001, actual awards for the year under the Plan ranged from 0% to 237% of base salary.

        Compliance with Section 162(m) of the Internal Revenue Code.    The Compensation, Organization and Governance Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code and the regulations thereunder (“Section 162(m)”). Section 162(m) generally disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any individual who is either the Chief Executive Officer or one of the four other most highly compensated executive officers of the corporation, unless such compensation is “performance-based.” Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. At present, the performance option granted to Mr. Lauer is the only compensation element that provides a sufficiently large dollar amount of compensation to bring the Section 162(m) limit into play. The Compensation, Organization and Governance Committee believes that awards of stock options granted pursuant to the 2002 Plan, if approved by the shareholders in the form presented in this Proxy Statement, will qualify as performance-based compensation under Section 162(m).

        Oglebay Norton’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under Section 162(m), however, the Compensation, Organization and Governance Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary for Oglebay Norton’s success. Consequently, the Compensation, Organization and Governance Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.

COMPENSATION, ORGANIZATION
AND GOVERNANCE COMMITTEE

Albert C. Bersticker, Chair
Malvin E. Bank
William G. Bares
James T. Bartlett
Madeleine W. Ludlow
William G. Pryor
John D. Weil

January 23, 2002

Summary Compensation Table

        The table below shows individual compensation information for Oglebay Norton’s Chief Executive Officer, the four other most highly compensated executive officers whose total annual salary and bonus for the fiscal year ended December 31, 2001 exceeded $100,000 and those individuals who would have been among the four other most highly compensated executed officers, but for the fact that such individuals were not serving as executive officers at the end of the fiscal year ended December 31, 2001.

Name and Principal Position(1)	Year	Annual Compensation				Long-Term Compensation		All Other Compensation ($)(5)
		Salary ($)(2)	Bonus ($)(2)(3)	Other Annual Compensation ($)(4)		Restricted Stock Awards($)	Shares Underlying Options(#)
John N. Lauer	2001	—	—	47,808		—	—	77,788
President and Chief	2000	—	200,000	34,638		—	—	55,000
Executive Officer	1999	—	250,000	—		—	—	—

Danny R. Shepherd	2001	252,350	—	7,210		—	7,500	552,613	(7)
Vice President,	2000	245,000	57,000	22,975	(6)	—	7,500	7,500
Lime and Limestone	1999	242,897	175,000	25,024	(6)	—	7,000	9,608

David H. Kelsey	2001	219,253	—	4,964		—	7,500	31,109
Vice President and	2000	220,500	75,000	13,890		—	7,500	14,489
Chief Financial Officer	1999	207,308	151,500	15,589		—	7,000	5,323

Stuart H. Theis	2001	111,508	—	13,683		—	—	407,223	(8)
Vice President,	2000	183,750	25,000	21,425		—	4,000	27,334
Marine Services	1999	172,756	126,000	19,776		—	5,500	27,485

Jeffrey S. Gray	2001	173,040	19,841	1,624		—	5,750	347,579	(9)
Vice President,	2000	168,000	45,000	2,137		—	5,500	8,934
Industrial Sands	1999	148,971	100,500	7,025		—	4,500	72,710

Michael D. Lundin	2001	195,070	—	31,155		—	8,000	10,267
President and	2000	107,195	90,000	—		—	10,500	5,490
Chief Operating Officer	1999	—	—	—		—	—	—

Kenneth P. Pavlich	2001	146,002	16,741	3,915		—	3,200	17,368
Vice President,	2000	142,858	20,000	2,995		—	2,500	14,442
Specialty Minerals	1999	117,474	53,000	336		—	3,500	5,416

(1)
Mr. Shepherd served as Vice President, Lime and Limestone from October 28, 1998 until December 31, 2001 and is no longer employed by Oglebay Norton. Mr. Gray served as Vice President, Industrial Sands from August 4, 1999 until December 31, 2001 and is no longer employed by Oglebay Norton. Mr. Kelsey served as Vice President and Chief Financial Officer from February 23, 1998 until November 30, 2001. Mr. Theis served as Vice President, Marine Services from 1994 until August 1, 2001. Mr. Lundin joined Oglebay Norton on April 18, 2000 as President of Michigan Limestone Operations, Inc. and subsequently became a vice president of Oglebay Norton on April 26, 2000. He became President and Chief Operating Officer on November 1, 2001.

(2)
Includes amounts deferred in 2001, for salary earned in 2001 or bonus earned in 2000, by the named executives under the Oglebay Norton Capital Accumulation Plan and/or Oglebay Norton’s Incentive Savings and Stock Ownership Plan: Lauer—$182,635; Shepherd—$60,970; Kelsey—$18,000; Gray—$32,304; Theis—$10,500; Lundin—$10,500; and Pavlich—$35,100. Includes amounts deferred in 2000 by the named executives under the Oglebay Norton Capital Accumulation Plan: Lauer—$230,463; Shepherd—$218,036; Kelsey—$36,051; Theis—$17,426; Pavlich—$40,101; and Gray—$24,867.

(3)
The Performance Management Plan bonus deferral feature of Oglebay Norton’s former long-term incentive plan was discontinued effective for bonus payments earned in 1998. Bonus amounts for 1999 include amounts deferred under the Oglebay Norton Capital Accumulation Plan and Stock Purchase and Savings Plan.

(4)
Represents non-cash moving expense benefits and “gross-up” for taxes in respect of payments by Oglebay Norton to the named executives for moving expenses and life insurance premiums. Also includes non-cash compensation for imputed income on personal use of company owned vehicles, personal use of cell phones, company provided life insurance, and the amount of vested accruals in certain non-qualified plans. For 2001, includes personal benefits exceeding 25% of the total personal benefits for the named executives as follows: Lauer—$18,903 for cell phone usage; Shepherd—$1,575 for company car usage; Lundin—$28,147 for moving expenses; and Pavlich—$336 for health club reimbursement.

(5)
Includes contributions by Oglebay Norton during 2001, 2000 and 1999 for the named executives under Oglebay Norton’s Incentive Savings and Stock Ownership Plan: Lauer—$0, $0, $0; Shepherd—$5,250, $7,500 and $7,246; Kelsey—$5,250, $5,250 and $5,068; Theis—$5,250, $5,249 and $5,146; Gray—$4,200, $4,468 and $4,294; Lundin—$5,250, $5,250 and $0; and Pavlich—$5,250, $5,250 and $5,146. Includes contributions by Oglebay Norton during 2001 for the named executives under the Oglebay Norton Capital Accumulation Plan: Shepherd—$5,577; Kelsey—$300; Gray—$4,522; and Pavlich—$4,200. Includes contributions by Oglebay Norton during 2001 for the named executives under the Oglebay Norton the Supplemental Savings and Stock Ownership Plan: Lauer—$21,600; Kelsey—$15,810; Theis—$30,523; and Mr. Pavlich—$2,440. Also includes payments by Oglebay Norton for life insurance premiums for 2001, 2000 and 1999: Lauer—$56,188, $55,000 and $0; Shepherd—$11,724, $0 and $0; Kelsey—$9,749, $9,239 and $0; Theis—$23,117, $22,085 and $22,085; Gray—$4,706, $4,466 and $2,977; Lundin—$5,017, $0 and $0; and Pavlich—$5,478, $7,777 and $0.

(6)	Includes $13,475 paid to Mr. Shepherd in each of 1999 and 2000 in lieu of his participation in the Oglebay Norton defined benefit plan.
(7)
Includes the aggregate amount accrued by Oglebay Norton in connection with amounts payable under the Separation Agreement and Release, dated December 21, 2001, between Oglebay Norton and Mr. Shepherd. The amount accrued is payable in 50 biweekly installments.

(8)
Includes the aggregate amount accrued by Oglebay Norton in connection with amounts payable under the Separation and Retirement Agreement and Release, dated July 12, 2001, between Oglebay Norton and Mr. Theis. The accrued amount is payable to Mr. Theis in consecutive, equal biweekly installments beginning December 31, 2001 through May 31, 2003.

(9)
Includes the aggregate amount accrued by Oglebay Norton in connection with amounts payable under the Separation Agreement and Release, dated December 21, 2001, between Oglebay Norton and Mr. Gray. The amount accrued is payable in 46 biweekly installments and a one-time lump sum payment of $30,000.

Stock Option Grants in 2001

        Options granted to executive officers expire on the tenth anniversary of the grant dates. Option exercise prices were in all cases equal to the fair market value of a common share of Oglebay Norton at the close of business on the grant date. The options have no value unless Oglebay Norton’s stock price appreciates and the recipient satisfies the applicable vesting requirements.

        The table below shows the stock options granted during 2001 to the executive officers listed in the Summary Compensation Table shown above and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with Securities and Exchange Commission rules. The information in this table shows how much the named executive officers may eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year, compounded over the ten-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of Oglebay Norton’s common shares. Also included in this table is the increase in value to all common shareholders of Oglebay Norton using the same assumed rates of appreciation.

        For perspective, in ten years, one common share of Oglebay Norton valued at $14.28 on October 24, 2001 (the grant date) would be worth $23.26, assuming the hypothetical 5% compounded growth rate, or $37.04, assuming the hypothetical 10% compounded growth rate.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Shares Underlying Options Granted(#)(2)	% of Total Options Granted to Employees in 2001(3)	Exercise Price ($/sh.)	Expiration Date	5%($)	10%($)
J.N. Lauer	—	—	—	—	—	—
D.R. Shepherd(4)	7,500	8%	14.28	1/31/2005	174,455	277,790
S.H. Theis	—	—	—	—	—	—
J.S. Gray(4)	5,750	6%	14.28	3/31/2005	133,749	212,972
M.D. Lundin	8,000	9%	14.28	10/24/2011	186,085	296,309
K.P. Pavlich	3,200	4%	14.28	10/24/2011	74,434	118,524
D.H. Kelsey(5)	—	—	—	—	—	—

(1)	Calculated over a ten-year period representing the life of the options.
(2)
The options vest 25% each year commencing on the first anniversary of the grant date. The options also vest if the employee retires and is otherwise entitled to a normal, early or shutdown pension under Oglebay Norton’s Pension Plan. In that event, the retired employee may exercise the options within two years from the date of retirement, but not beyond the option expiration date.

(3)	Percentage based on the total number of options granted (87,750) to employees under and outside of the 1999 LTIP.
(4)
On December 12, 2001, the Compensation, Organization and Governance Committee, under the 1999 Long-Term Incentive Plan, elected to use its authority to extend the exercise period to 3 years from the date of termination of employment for Messrs. Shepherd and Gray. Without this extension, options held by Messrs. Shepherd and Gray would have expired 90 days after termination.

(5)	All options held by Mr. Kelsey lapsed and became void upon his departure on November 30, 2001.
(6)
Calculated using a price of $14.28 per common share of Oglebay Norton, the closing price on October 24, 2001, and the total number of common shares of Oglebay Norton outstanding on December 31, 2001 (4,973,940 shares).

RETIREMENT PLANS

Pension Plan
Excess and TRA Supplemental Benefit Retirement Plan
Supplemental Retirement Benefit Plan of John N. Lauer

        The table below shows the annual pension payable under the Oglebay Norton Company Pension Plan (the “Pension Plan”) and the Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (the “Excess Benefit Retirement Plan”) at normal retirement age:

Final Annual Average Compensation	Estimated Annual Benefit (Assuming Retirement on January 1, 2001)
	Years of Service
	15 Years	20 Years	25 Years	30 Years	35 Years
$ 75,000	$ 16,875	$ 22,500	$ 28,125	$ 33,750	$ 39,375
100,000	22,500	30,000	37,500	45,000	52,500
150,000	33,750	45,000	56,250	67,500	78,750
200,000	45,000	60,000	75,000	90,000	105,000
250,000	56,250	75,000	93,750	112,500	131,250
300,000	67,500	90,000	112,500	135,000	157,500
350,000	78,750	105,000	131,250	157,500	183,750
400,000	90,000	120,000	150,000	180,000	210,000
450,000	101,250	135,000	168,750	202,500	236,250
500,000	112,500	150,000	187,500	225,000	262,500
550,000	123,750	165,000	206,250	247,500	288,750
600,000	135,000	180,000	225,000	270,000	315,000
650,000	146,250	195,000	243,750	292,500	341,250
700,000	157,500	210,000	262,500	315,000	367,500
750,000	168,750	225,000	281,250	337,500	393,750

        Benefits under the Pension Plan and the Excess Benefit Retirement Plan for eligible salaried employees are based on average annual compensation for the highest five years during the last 10 years of employment prior to retirement. Covered compensation is equal to total base pay and certain incentive compensation (including amounts deferred under the former long-term incentive plan), which is substantially the same as shown in the salary and bonus columns of the Summary Compensation Table shown above. The annual benefit is calculated by multiplying the participant’s average compensation by a factor of 1.5% and the participant’s years of covered service (but not below a minimum benefit unrelated to compensation). Benefits, which are paid in a straight life annuity form, are not subject to reduction for Social Security or other offset. Certain surviving spouse benefits are also available under the plans, as well as early retirement and facility shutdown benefits. The benefits table shown above has been prepared without regard to benefit limitations imposed by the Internal Revenue Code. The years of benefit service credited for executive officers named in the Summary Compensation Table are: Mr. Lauer—4.0 year; Mr. Kelsey—3.9 years; Mr. Theis—10.0 years; Mr. Gray—4.9 years; Mr. Lundin—1.6 years; Mr. Shepherd—1 year; and Mr. Pavlich—4 years.

        The Internal Revenue Code limits the benefits provided under the Pension Plan. The Excess Benefit Retirement Plan provides for the payment, out of Oglebay Norton’s general funds, of the amount that an eligible participant would have received under the Pension Plan but for the Internal Revenue Code limits. The above table, which does not reflect those limits, shows the total annual pension benefits payable under both the Pension Plan and the Excess Benefit Retirement Plan.

        Oglebay Norton has agreed to provide Mr. Lauer a supplemental retirement benefit plan providing him retirement benefits that, when added to any benefits payable to him under the Pension Plan, will equal the benefits he would have been entitled to under the Pension Plan if:

•	in addition to any bonuses received by him, his covered compensation included, throughout the period of his employment, salary of $350,000 per year; and

•	there were no limits on the amount of covered compensation that could be taken into account in determining the benefit payable to him under the Pension Plan.

        If Mr. Lauer remains employed by Oglebay Norton through January 2, 2003 and receives maximum annual bonuses (i.e., $250,000), the aggregate retirement benefit payable to him under the Pension Plan and the supplemental plan will be the equivalent of an annual lifetime benefit of $44,250 per year.

Supplemental Savings and Stock Ownership Plan

        As with the Pension Plan, the Internal Revenue Code limits the amount that Oglebay Norton can contribute for an employee under its Incentive Savings and Stock Ownership Plan (the “Savings Plan”). The Supplemental Savings and Stock Ownership Plan (the “Supplemental Plan”) provides for the payment, out of Oglebay Norton’s general funds, of the amount by which certain participants’ benefits under the Savings Plan would exceed the limitations applicable to those plans. The terms of the Supplemental Plan provide a benefit equal to that which the participants would have received under the Savings Plan but for the Internal Revenue Code limits.

        Benefits under the Supplemental Plan are payable in cash only. In addition, the benefits are payable at such time and in such manner as the Compensation, Organization and Governance Committee of the Board of Directors may select from those available under the Savings Plan. The terms of the Supplemental Plan also prohibit a participant from competing with Oglebay Norton for 10 years and from wrongfully disclosing any of its trade secrets. Oglebay Norton made contributions under the Supplemental Plan during 2001 to the accounts of the following named executives: Mr. Lauer—$21,600; Mr. Kelsey—$15,810; Mr. Theis—$30,523; and Mr. Pavlich—$2,440.

Capital Accumulation Plan

        Effective January 1, 2000, Oglebay Norton adopted its Capital Accumulation Plan. Under the Capital Accumulation Plan, certain management and highly compensated employees, who are limited in the amounts of salary and bonus they can defer pursuant to plans qualified pursuant to ERISA, may elect to defer receipt of salary, bonus and/or long term incentive compensation. Participants are permitted to defer between 10% and 50% of their salary and up to 100% of their bonus. The Capital Accumulation Plan, which is not a qualified plan, provides for the payment, out of Oglebay Norton’s general funds, of the amount deferred, together with an amount of investment earnings, gains and/or losses, and expenses determined with reference to the performance of certain “deemed” investment options, as directed by the participant. The Capital Accumulation Plan also provides an amount equivalent to any benefit not provided to the participant under the Savings Plan by reason of the deferral of compensation under the Capital Accumulation Plan, although no duplication of benefits provided under any other Oglebay Norton arrangement is permitted. Benefits under the Capital Accumulation Plan are fully vested. In 2001, Oglebay Norton contributed the following amounts for the named executives: Lauer—$0; Shepherd—$5,577; Kelsey—$300; Theis—$0; Gray—$4,522; Lundin—$0; and Pavlich—$4,200. Benefits are distributed in cash following retirement, death, or other termination of service. Interim distributions prior to termination of service are also permitted, based on participant elections made sufficiently in advance and in the case of certain hardship situations. Following a “change in control,” participants will also have a limited period during which to elect immediate distribution of their deferred compensation accounts, subject, however to a partial forfeiture provision.

OFFICER AGREEMENTS

Employment Agreement with Mr. John N. Lauer

        On December 17, 1997, Oglebay Norton entered into an Employment Agreement with Mr. Lauer which provides for his employment as Chairman, President and Chief Executive Officer of Oglebay Norton through January 2, 2003. The compensation arrangements of Mr. Lauer in the Employment Agreement are tied directly to the performance of Oglebay Norton over the employment term. In particular, his compensation is tied to the price of Oglebay Norton’s common shares. Oglebay Norton will not pay Mr. Lauer a salary during his tenure with Oglebay Norton. Instead, the primary elements of his compensation under the Employment Agreement are:

•	a grant of 25,744 restricted common shares of Oglebay Norton;

•	a grant of a “performance option” to purchase 380,174 additional common shares of Oglebay Norton; and

•	an annual bonus of up to $200,000 per year based upon the performance of Oglebay Norton during the year. For the calendar year 1999, the Board determined to increase the annual bonus cap to $250,000.

        Restricted Stock.    On January 19, 1998, Oglebay Norton granted to Mr. Lauer 25,744 common shares of Oglebay Norton (the “Restricted Shares”). This grant was contingent upon Mr. Lauer’s personal investment of at least $1,000,000 in shares of Oglebay Norton’s common stock. As provided in the Employment Agreement, the number of Restricted Shares granted equals the number of shares acquired by Mr. Lauer for his $1,000,000 investment. Of the 25,744 Restricted Shares granted, 20% (5,148 shares) were fully vested and nonforfeitable on the grant date and another 20% (5,149) of the total number of restricted shares vested and became nonforfeitable on January 1 of each of 1999, 2000 and 2001. Another 20% of the total number of Restricted Shares vest and become nonforfeitable on January 1 of 2003, assuming Mr. Lauer remains in the employ of Oglebay Norton on such date. If Mr. Lauer reduces his personal investment by disposing of any of the shares he acquired for his $1,000,000 investment at any time before January 1, 2003, any Restricted Shares that have not become fully vested and nonforfeitable will be forfeited at the time of the reduction in Mr. Lauer’s personal investment.

        Performance Option.    As provided by the Employment Agreement, Mr. Lauer was granted, on December 17, 1997, an option to acquire up to 380,174 common shares of Oglebay Norton at an exercise price of $38.00 per share (the “Performance Option”). The 380,174 shares subject to the Performance Option equals 8% of the entire number of shares outstanding on both the grant date and January 1, 1998. The $38.00 per share exercise price is $6.00 above the per share closing price as reported on the NASDAQ National Market on December 16, 1997 (the last closing price available at the time the Employment Agreement was executed). The shareholders of Oglebay Norton approved the Performance Option at the 1998 Annual Meeting.

        In the normal course, the Performance Option became exercisable on January 1, 2001, the date after which Mr. Lauer has been employed by Oglebay Norton for three full years. If Mr. Lauer remains in the employ of Oglebay Norton throughout the term contemplated by the Employment Agreement (i.e., through January 2, 2003), the Performance Option, to the extent not previously exercised by him, will remain exercisable through June 30, 2005. Any part of the Performance Option not earlier exercised or terminated will terminate at the close of business on June 30, 2005.

Officer Agreements Effective Upon Change in Control of Oglebay Norton

        Oglebay Norton has entered into separate agreements (collectively, the “Officer Agreements”) with the executive officers listed in the Summary Compensation Table shown above, except for Messrs. Shepherd, Theis and Gray, whose agreements were terminated pursuant to their respective separation agreements, and Mr. Kelsey, who resigned from Oglebay Norton. The Officer Agreements are designed to retain these individuals and provide for continuity of management in the event of any actual or threatened change in control (as defined in the Officer Agreements) of Oglebay Norton. None of the Officer Agreements will become effective unless there is a change in control of Oglebay Norton.

        There are two triggers which apply to the Officer Agreements. The first trigger“ requires that a change in control occur. After a change in control, the officer is entitled to continued employment at a compensation rate equal to the greatest of that in effect immediately before the change in control, two years before the change in control, or such greater rate determined by Oglebay Norton, plus continued participation in specified benefit plans as an executive officer (”Contract Compensation“). The second trigger is tripped if, after a change in control, the officer is terminated without ”cause,“ or the officer terminates his employment for ”good reason.“ If the second trigger occurs, then the officer is entitled to receive Contract Compensation instead of employment, but only for the longer of the time remaining in the original 30-month contract term (after the change in control), or six months.

        After employment termination, the officer must attempt to mitigate damages by seeking comparable employment elsewhere. If the officer is successful, Contract Compensation is reduced, dollar-for-dollar, for compensation and benefits received from the subsequent employer. In addition, for as long as Contract Compensation is received, the officer agrees not to disclose any of Oglebay Norton’s trade secrets. If and to the extent payments made to the officer, including Mr. Lauer, on account of a change in control are treated as excess parachute payments under the Internal Revenue Code, the Officer Agreement provides for an additional payment to make the officer whole with respect to additional excise tax payments.

Agreements with Former Officers

        Oglebay Norton has entered into separation and release agreements (collectively, the “Separation Agreements”) with Messrs. Shepherd, Theis and Gray. The Separation Agreements provide for payments in biweekly installments, and in some cases a lump sum payment, and the extension of certain fringe benefits. Additionally, the former officers are entitled, subject to certain conditions, to retirement benefits and to participate in certain incentive plans for a limited time. Under the Separation Agreements, each former officer released Oglebay Norton from any claims arising from his prior employment with or separation from Oglebay Norton and terminated his Officer Agreement.

“Pour-Over” and Irrevocable Trusts

        Oglebay Norton has made commitments under various plans and agreements for supplemental pension benefits, deferred and executive compensation arrangements, and obligations arising in the event of a change in control, which it has not been required to fund on a current basis. In order to provide assurances that those commitments will be honored, Oglebay Norton has established three trusts with an independent trustee to provide additional security for these commitments in the event of a “change in control.”

        Irrevocable Trust Agreement I (“Trust I”) provides additional assurances for benefits due certain employees who have retired from Oglebay Norton under a 1974 supplemental retirement plan. Irrevocable Trust Agreement II (“Trust II”) provides additional assurances for benefits and payments due under the Excess Benefit Retirement Plan, the Supplemental Plan, the Officer Agreements, the 1991 Executive Life Program, certain deferred compensation agreements and the 1996 Executive Life Plan pursuant to which Oglebay Norton pays life insurance premiums on behalf of its executive officers.

        The Oglebay Norton Company Pour-Over Trust provides that in the event of a threatened “change in control,” Oglebay Norton will deposit in the pour-over trust, on an irrevocable basis, 125% of the aggregate unfunded obligations of the commitments subject to Trust I and Trust II. The pour-over trust becomes revocable if, after the threat, no “change in control” occurs. If a “change in control” does occur, the pour-over trust remains irrevocable, and the assets in the pour-over trust are transferred to Trusts I and II. Although Oglebay Norton has contributed certain company-owned life insurance policies to Trust I, it has not contributed any other significant assets to the three trusts. However, Oglebay Norton retains the right to make additional discretionary contributions into the trusts at any time. Assets held in the trusts are subject at all times to the claims of Oglebay Norton’s general creditors. If funds in the trusts are insufficient to pay amounts due under a plan or agreement, Oglebay Norton remains obligated to pay those amounts. No employee has any right to assets in the trusts until, and to the extent, benefits are paid from the trusts.

Long-Term Incentive Plans

        1999 LTIP.    Oglebay Norton established the Oglebay Norton Company 1999 Long-Term Incentive Plan (the “1999 LTIP”) on October 3, 1998, which was approved by the stockholders of Oglebay Norton at the 2000 Annual Meeting. The Compensation, Organization and Governance Committee administers the 1999 LTIP and selects officers and other key employees to participate in the plan. Under the 1999 LTIP, participants are eligible to be granted two types of awards, consisting of stock options and cash incentive payment awards. Under a stock option award, a participant has a right to purchase a specified number of shares, during a specified period, and at a specified exercise price, all as determined by the Compensation, Organization and Governance Committee. Cash incentive payment awards are payable in cash and contingent upon the achievement of performance goals established by the Compensation, Organization and Governance Committee. These awards are determined based on Oglebay Norton’s performance in relation to targeted cumulative earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings per share (“EPS”) performance measures for the four-year period from 1999 through 2002. The EBITDA performance measure begins to generate a payment when EBITDA growth exceeds 5% annually, and the EPS performance measure begins to generate a payout when 80% of targeted cumulative EPS is achieved for the four-year period. Together, these measures generate a “pool” from which distributions would be paid to the named executive officers. Payouts are determined from a table created in 1998 reflecting the then competitive long-term incentive compensation at each individual’s base salary level. There is no maximum amount that may be paid under the 1999 LTIP. If the target EBITDA and EPS amounts are met, the total cash payout made by Oglebay Norton to all participants would be $3,976,000, of which $2,134,000 in cash would be paid to the named executive officers (including the CEO) and $1,842,000 to the other participants in the 1999 LTIP. Payment is made at the conclusion of the period if the performance goals are met. In certain circumstances an interim payment may be made, including in the event of a “change in control.” The Compensation, Organization and Governance Committee may also permit deferral of payments. No future payments are anticipated under the 1999 LTIP.

        Former LTIP.    Oglebay Norton established a long-term incentive plan on December 18, 1995 (the “former LTIP”), which was approved by the stockholders of Oglebay Norton at the 1996 Annual Meeting. The Compensation, Organization and Governance Committee administers the former LTIP and selects those officers and other key employees to participate in the plan. Under the former LTIP, participants are eligible to be granted awards, as determined by the Compensation, Organization and Governance Committee and, up to 1998, were eligible to defer a portion of their annual incentive awards. Each executive officer listed in the Summary Compensation Table shown above, except for Mr. Lauer, holds options granted under the former LTIP. In addition, Mr. Theis holds share units granted under the former LTIP that are payable in common shares of Oglebay Norton upon Mr. Theis’ retirement, death or termination of employment or a change in control. During 1999, no compensation or stock-based awards were made under the former LTIP.

        The former LTIP provides for awards by the Compensation, Organization and Governance Committee including a grant of options, stock appreciation rights, restricted stock and performance awards. The Compensation, Organization and Governance Committee has the discretion to set performance objectives as it deems appropriate respecting any performance awards or restricted stock grants. The performance objectives may vary from participant to participant and between groups of participants and will be based upon such company, business unit and/or individual performance factors and criteria as the Compensation, Organization and Governance Committee may deem appropriate. The Compensation, Organization and Governance Committee may in its discretion, at the time of grant of any award under the former LTIP, provide that the terms of the grant or date on which an award vests or becomes exercisable may be modified in the event of a “change in control.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2001, none of the executive officers or Directors of Oglebay Norton was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock with the meaning of the rules of the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Oglebay Norton periodically needs to charter a small aircraft for the purpose of traveling to and from its remote locations. Mr. Lundin and his wife are the shareholders of a company known as LL Aviation, LLC, which owns such an aircraft. Oglebay Norton chartered the aircraft owned by LL Aviation, LLC during calendar year 2001. LL Aviation, LLC and Mr. and Mrs. Lundin have represented that all charter fees cover actual costs for operating the aircraft, and no profit is made. A total of $104,266 was paid by Oglebay Norton for such charters.

        In the second quarter of 2000, Oglebay Norton acquired all of the partnership interests in Michigan Limestone Operations Limited Partnership (“MLO”) from MLO’s prior owners for $53 million in cash at closing plus additional contingent payments subject to the achievement of performance parameters over the next several years. The purchase price for MLO was arrived at through arms-length negotiations between the parties. On April 26, 2000, Mr. Lundin, one of the former owners of MLO, became an executive officer of Oglebay Norton. Mr. Lundin’s share of the MLO purchase price paid at closing was approximately $9.8 million, of which he received approximately $4.9 million after paying loans and expenses related to the transaction. Additionally, Mr. Lundin will receive a share of contingent payments, if earned, over twelve consecutive years. Mr. Lundin received payments totaling $592,000 in 2000 and $568,000 in 2001. On November 1, 2001, Mr. Lundin was promoted to the position of President and Chief Operating Officer for Oglebay Norton, and on December 12, 2001, Mr. Lundin was elected to the Board of Directors of Oglebay Norton.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on its records and information, Oglebay Norton believes that all SEC filing requirements applicable to its Directors and executive officers under Section 16(a) of the Securities Exchange Act of 1934 were met for 2001.

INDEPENDENT AUDITORS

        Oglebay Norton expects a representative of Ernst & Young LLP, the independent auditor of Oglebay Norton for the year ended December 31, 2001, to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires and to respond to appropriate questions with respect to the firm’s examination of the consolidated financial statements and records of Oglebay Norton for the year ended December 31, 2001.

FINANCIAL STATEMENTS

        Oglebay Norton’s Report to Shareholders and Annual Report on Form 10-K (which includes financial statements) for the year ended December 31, 2001 are being delivered to you with this Proxy Statement. You may obtain additional copies of Oglebay Norton’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, free of charge upon oral or written request to the Secretary, Oglebay Norton Company, 1100 Superior Avenue, Cleveland, Ohio 44114-2598 (telephone number: (216) 861-3300).

2003 ANNUAL MEETING

        The 2003 Annual Meeting of Shareholders of Oglebay Norton is currently scheduled to be held on April 30, 2003. The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for that meeting is November 15, 2002.

        Oglebay Norton’s proxies for its 2003 Annual Meeting of Shareholders will confer discretionary authority on persons named in the proxies to vote on any matter for which Oglebay Norton does not receive timely written notice in accordance with Section 39 of its Regulations. Section 39 provides generally that a shareholder’s notice of business to be brought before an Annual Meeting must be received at Oglebay Norton’s principal executive offices not less than 60 nor more than 90 days before the date of the meeting. For the 2003 Annual Meeting, 60 days prior to the meeting would be March 1, 2003 and 90 days prior to the meeting would be January 30, 2003.

OTHER MATTERS FOR THE ANNUAL MEETING

        Oglebay Norton does not know of any business to be acted upon at the Annual Meeting other than the matters described above. If any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy will vote on such matters in accordance with their best judgment.

        You are urged to sign, date and return your proxy without delay.

By Order of the
Board of Directors

ROCHELLE F. WALK ,
Vice President and Secretary

March 11, 2002

APPENDIX A

OGLEBAY NORTON COMPANY
AUDIT AND COMPLIANCE COMMITTEE CHARTER

        The Audit and Compliance Committee (the “Committee”) of the Board of Directors (“the Board”) of the Company (the “Company”), will have the oversight responsibility, authority and specific duties as described below.

Composition

        The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the NASDAQ. All members will be able to read and understand financial statements and, at least one of whom will have past employment experience in finance or accounting, professional certification in accounting or equivalent experience which results in financial sophistication. The members of the Committee will be elected annually at the organizational meeting of the full Board held in April and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board. The majority of the members of the Committee will constitute a quorum.

Responsibility

        The Committee is a part of the Board. It’s primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; (iii) the internal and external audit process and (iv) the Company’s compliance with laws, regulations ethics programs. In addition, the Committee provides an avenue for communication between the internal audit group, the independent auditors, financial management and the Board. The Committee should have a clear understanding with the independent auditors that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent auditors is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities. The Committee will review this Charter annually, and will recommend amendments hereto to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

Authority

        Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and reporting and legal and compliance, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

Meetings

        The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the Chief Financial Officer, independent auditors and the internal audit group at least once each year and at other times when considered appropriate. The Committee may also meet in separate executive sessions with the Chief Executive Officer, Chief Compliance Officer, the Chief Legal Officer and any other officer as it deems appropriate.
Amended and Restated effective February 26, 2002

Attendance

        Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants and the internal audit group be present at Committee meetings.

Specific Duties

        In carrying out its oversight responsibilities, the Committee will:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

        2.  Review with the Company’s management, internal audit group and independent auditors the Company’s accounting and financial internal controls. Obtain annually in writing from the independent auditors their letter as to the adequacy of such internal controls and the absence of any material weaknesses in them.

        3.  Review with the Company’s management, internal audit group and independent auditors significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements.

        4.  Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

        5.  Have a predetermined arrangement with the independent auditors that they will advise the Committee through its Chair and management of the Company of any matters of significance identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release and if not practicable prior to the filing Forms 10-Q.

6. At the completion of the annual audit, review with management, the internal audit group and the independent auditors the following:

—The annual financial statements and related notes and financial information to be included in the Company’s annual report to shareholders and on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

—Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company’s annual report on Form 10-K.

        7.  Discuss with the independent accountants the quality of the Company’s financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent auditors to the Company’s needs.

        8.  Meet with management, the internal audit group and the independent auditors to discuss any relevant significant recommendations that the independent auditors may have, particularly those characterized as “material” or “serious”.

9. Recommend, annually, to the Board the selection, retention and termination of the Company’s independent auditors.
Amended and Restated effective February 26, 2002

        10.  Review, annually, with the Company’s management, internal audit function and the independent auditors, the process by which the internal audit function is carried out, outsourced or staffed internally.

11. Review, annually or as necessary, the experience and qualifications of the key partners and managers of the independent auditors who are responsible for the audit.

        12.  Review, as necessary, with the Committee any potential candidates that the Company may wish to hire from the independent auditors. If the candidate is a partner or manager who has worked on the Company’s audit in the past three years, the Committee must discuss, review and approve the hiring of the candidate prior to an offer being given.

13. Discuss, annually, with the internal auditors and the independent auditors, the overall scope and plans for their respective audits, including the adequacy of staff and compensation.

        14.  Review with management, the Company’s compliance officer and general counsel, internal audit group and the independent auditors the methods used to establish and monitor the Company’s policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements or Company results.

15. Subject to the prior approval of the Board, arrange for and monitor special investigations as the need may arise.

16. Receive an oral report(s), at least annually, from the Company’s counsel concerning legal and regulatory matters that may have a material impact on the financial statements or results.

17. Engage independent counsel, auditors and other consultants the Committee deems appropriate.

18. Review, annually, the Company’s code of conduct.
Amended and Restated effective February 26, 2002

APPENDIX B

OGLEBAY NORTON COMPANY

2002 STOCK OPTION PLAN

1.    Purpose.

        The purpose of the 2002 Stock Option Plan (“Plan”) is to enable the Company to attract and retain key members of management, provide incentives and reward performance and to ensure that the interests of key members of management are aligned with the shareholders’ interests. To achieve this purpose, this Plan provides the authority to grant Stock Options to key members of management.

2.    Definitions.

        (a)  “Award”—A grant of Stock Options under this Plan.

        (b)  “Board of Directors”—The Board of Directors of the Company.

        (c)  “Change in Control”—A “Change in Control” will be deemed to occur if at any time after the date of the adoption of this Plan:

        (i)  A report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is defined in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

        (ii)  The Company files a report or proxy statement with the SEC pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 6(e) of Schedule 14A thereunder that a Change in Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;

        (iii)  The Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately prior to such merger or consolidation;

(iv) All or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

        (v)  During any period of 24 consecutive months, individuals who were Directors at the beginning of such period cease to constitute at least a majority of the Company’s Board unless the election, or nomination for election by the Company’s shareholders, of more than one-half of any new Directors was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such 24 month period.

        (d)  “Code”—The Internal Revenue Code of 1986, or any law that supersedes or replaces it, as amended from time to time.

        (e)  “Committee”—The Compensation, Organization and Governance Committee of the Board of Directors, or any other committee of the Board of Directors that the Board of Directors authorizes to administer this Plan.

        (f)  “Company”—Oglebay Norton Company, an Ohio corporation.

        (g)  “Director”—A director of the Company.

        (h)  “Exchange Act”—Securities Exchange Act of 1934, and any law that supersedes or replaces it, as amended from time to time.

        (i)  “Fair Market Value” of Shares—The value of Shares determined by the Committee, or pursuant to rules established by the Committee, on a basis consistent with regulations under the Code.

        (j)  “Incentive Stock Option”—A Stock Option that meets the requirements for qualification under Section 422 of the Code, or any provision that supercedes or replaces Section 422 of the Code, as amended from time to time.

        (k)  “Participant”—Any person to whom an Award has been granted under this Plan.

        (l)  “SEC”—The Securities and Exchange Commission.

        (m)  “Shares”—Common Shares, par value $1, of the Company or any equity security or securities of the Company that are issued in substitution or exchange therefor in a recapitalization of the Company.

        (n)  “Stock Option”—A right to purchase a specified number of Shares during a specified period and at a specified exercise price, all as determined by the Committee, which may be an Incentive Stock Option or a stock option that does not qualify as an Incentive Stock Option.

        (o)  “Subsidiary”—A corporation, limited liability company, business trust, partnership, joint venture or other organization of which securities having a majority of the voting power are owned, directly or indirectly, by the Company.

3.    Eligibility.

        Key members of management of the Company or any of its Subsidiaries will be eligible to receive Awards.

4.    Administration.

        (a)  Committee.    This Plan will be administered by the Committee. The Committee will, subject to the terms of this Plan, have the authority to: (i) select the eligible members of management who will receive Awards, (ii) determine the number and types of Awards to be granted, (iii) determine the terms, conditions, vesting periods and restrictions applicable to the Awards, (iv) prescribe the forms of any notices, agreements or other instruments relating to the Awards, (v) grant the Awards, (vi) adopt, alter and repeal rules governing this Plan, (vii) interpret the terms and provisions of this Plan and any Awards granted under this Plan and (viii) otherwise supervise the administration of this Plan. All decisions by the Committee will be made with the approval of not less than a majority of its members.

        (b)  Delegation.    The Committee may delegate any of its authority to any other person or persons that it deems appropriate.

        (c)  Decisions Final.    All decisions by the Committee, and by any other person or persons to whom the Committee has delegated authority, will be final and binding on all persons.

5.    Limitations on Incentive.

        (a)  Maximum Number of Shares under the Plan.    The maximum number of Shares subject to Awards granted under this Plan is 500,000, with no more than 125,000 shares to be awarded in any single year.

        (b)  Adjustment.    In the event of any change in the Shares by reason of a merger, consolidation, reorganization, recapitalization or similar transaction, or in the event of a stock dividend, stock split, distribution to shareholders (other than normal cash dividends) or rights offering or similar sale of Shares for less than their Fair Market Value at the time of sale, the Committee will adjust the number and class of shares that may be issued to any Participant under this Plan, the number and class of shares subject to outstanding Awards, the exercise price applicable to outstanding Awards and any value determinations applicable to outstanding Awards.

6.    Awards.

        (a)  Types of Awards.    Awards shall be grants of Stock Options.

        (b)  Grant of Awards.    More than one Award may be granted to the same Participant. Awards may be granted singly or in combination with other Awards. The Company may assume awards granted by an organization acquired by the Company or may grant Awards in replacement of, or in substitution for, any such awards.

        (c)  Terms of Awards.    The exercise price of a Stock Option shall be at or above the closing price of the common shares of the Company on the date of grant. Stock Options shall be exercisable for a period not to exceed ten years from the date of grant. The Committee shall determine when the right to exercise Stock Options granted shall vest for each Participant. All other terms, conditions and restrictions with respect to each Award shall be determined by the Committee. In addition to the terms, conditions, vesting periods and restrictions established by the Committee, Incentive Stock Options must comply with the requirements of Section 422 of the Code.

7.    Payment of Exercise Price.

        The exercise price of a Stock Option (other than an Incentive Stock Option) may be paid in cash, by the transfer of Shares, by the surrender of all or part of an Award (including the Award being exercised) or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an Incentive Stock Option may be paid in cash, by the transfer of Shares or by a combination of these methods, as and to the extent permitted by the Committee, but may not be paid by the surrender of all or part of an Award. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of this Plan, including loans by the Company.

8.    Taxes Associated with Award.

        Prior to the payment of an Award, the Company may withhold, or require a Participant to remit to the Company, an amount sufficient to pay any federal, state and local taxes associated with the Award. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit a Participant to pay any or all taxes associated with the Award (other than an Incentive Stock Option) in cash, by the transfer of Shares, by the surrender of all or part of an Award (including the Award being exercised) or by a combination of these methods. The Committee may permit a Participant to pay any or all taxes associated with an Incentive Stock Option in cash, by the transfer of Shares or by a combination of these methods, but not by the surrender of all or part of an Award.

9.    Termination of Employment.

        If the employment of a Participant terminates for any reason, all unexercised Awards may be exercisable or paid only in accordance with the terms and conditions established by the Committee. For purposes of this Plan, if a Participant is an employee of a Subsidiary or a division of the Company or a Subsidiary that is divested by the Company, such Participant’s employment with the Subsidiary or Company shall be deemed to be terminated, and all unexercised Awards may be exercisable or paid only in accordance with rules established by the Committee.

10.    Termination of Awards under Certain Conditions.

        The Committee may cancel any unexpired Award at any time if the Participant is not in compliance with all applicable provisions of this Plan or with the terms or conditions of the Award or if the Participant, without the prior written consent of the Company, engages in any of the following activities:

(a) Renders services to an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Company.

        (b)  Discloses to anyone outside of the Company, or uses for any purpose other than the Company’s business, any confidential information or material relating to the Company, whether acquired by the Participant during or after employment with the Company.

        The Committee may, in its discretion and as a condition to the exercise of an Award, require a Participant to acknowledge in writing that he or she is in compliance with all applicable provisions of this Plan and with the terms and conditions of the Award and has not engaged in any activities referred to in clauses (a) and (b) above.

11.    Change in Control; Acquisition of the Company.

        (a)  Change in Control.    In the event of a Change in Control of the Company, unless otherwise determined by the Committee, all Stock Options then outstanding will become fully exercisable as of the date of the Change in Control.

        (b)  Acquisition of the Company.    With respect to any Award, in the event of an acquisition of the Company in which the holders of Shares receive other securities or cash in exchange for their Shares, the Committee may, in its discretion, arrange for the grant by the acquirer of substitute awards that entitle Participants to receive, in lieu of the Shares they otherwise would be entitled to receive, the securities or cash for which the Shares would have been exchanged in the acquisition. If an exercise price is payable with respect to the Award, the Committee may, in its discretion and in lieu of requiring the payment of the exercise price, provide for a reduction in the value of the securities otherwise payable to the Participants by the amount of the exercise price.

12.    Amendment or Suspension of this Plan; Amendment of Outstanding Awards.

        (a)  Amendment or Suspension of this Plan.    The Committee may amend or suspend this Plan at any time.

        (b)  Amendment of Outstanding Awards.    The Committee may, in its discretion, amend the terms of any Award, prospectively or retroactively, but no such amendment may, except as provided in Section 11(b), impair the rights of any Participant without his or her consent. The Committee may, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Award.

13.    Nonassignability.

        Unless otherwise determined by the Committee, (i) no Award granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by will, pursuant to the laws of descent and distribution, or (except in the case of an Incentive Stock Option) pursuant to a qualified domestic relations order, and (ii) an Award granted under this Plan may be exercised, during the Participant’s lifetime, only by the Participant or by the Participant’s guardian or legal representative.

14.    Governing Law.

        The interpretation, validity, and enforcement of this Plan will, to the extent not otherwise governed by the Code or the securities laws of the United States, be governed by the laws of the State of Ohio.

15.    Rights of Employees.

        Nothing in this Plan will confer upon any Participant the right to continued employment by the Company or limit in any way the Company’s right to terminate any Participant’s employment at will.

16.    Effective and Termination Dates.

        (a)  Effective Date.    This Plan will become effective on the date on which a registration statement registering the Shares under this Plan is effective.

        (b)  Termination Date.    This Plan will continue in effect until it is terminated by the Committee. No Incentive Stock Options may be granted under this Plan after December 12, 2011.

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DETACH CARD HERE

OGLEBAY NORTON COMPANY PROXY

PROXY SOLICITED ON BEHALF OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2002

At the Annual Meeting of Shareholders of Oglebay Norton Company to be held at 10:00 a.m. on Wednesday, April 24, 2002, at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio, and at any adjournment thereof, John N. Lauer, Madeleine W. Ludlow and John D. Weil, and each of them, with full power of substitution (the “Proxy Committee”), are hereby authorized to represent me and to vote all of my shares on the following:

1.
Re-Electing nine directors to Oglebay Norton’s Board of Directors. The nominees of the Board of Directors are: Malvin E. Bank, William G. Bares, James T. Bartlett, Albert C. Bersticker, John N. Lauer, Madeleine W. Ludlow, Michael D. Lundin, William G. Pryor and John D. Weil.

FOR the nominees ❑
WITHHOLD AUTHORITY ❑
to vote for the following nominee(s):

2.	Approval of the 2002 Stock Option Plan.

FOR ❑ AGAINST ❑ WITHHOLD AUTHORITY ❑

3.	Any other business which may properly come before the Annual Meeting of Shareholders, and all adjournments thereof, in accordance with the judgment of the Proxy Committee on such business.

(Continued and to be signed on other side)

Dated _____________________________________, 2002

Signature

Signature

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

CHANGE OF ADDRESS: Please indicate change of address below:

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY